Exhibit 4.6

NINTH AMENDMENT TO THE
ENBRIDGE EMPLOYEE SERVICES, INC. EMPLOYEES’ SAVINGS PLAN
(AS AMENDED AND RESTATED GENERALLY EFFECTIVE JANUARY 1, 2019)

Section 10.2 of the Enbridge Employee Services, Inc. Employees’ Savings Plan, as amended (the “Savings Plan”), authorizes Enbridge Employee Services, Inc. (the “Company”) to amend the Savings Plan. Pursuant to the authority delegated to the Senior Vice President and Chief Human Resources and Inclusion Officer of Enbridge Employee Servies, Inc. (the “Company”) by the Enbridge Inc. Pension Committee (the “Committee”) on December 13, 2023, the undersigned hereby consents to, ratifies, approves and adopts the following amendment on behalf of the Company:

SECURE Act 2.0: Amend Qualified Birth or Adoption Distribution

1.     Effective as of March 1, 2022, Section 4.9 of the Plan is hereby amended and replaced, in its entirety, with the following new Section 4.9:

4.9            Qualified Birth or Adoption Repayment. Subject to the limitations of this Section 4.9, a Participant who receives a Qualified Birth or Adoption Distribution pursuant to Subsection 8.9.9 may make one or more Qualified Birth or Adoption Repayments which, in the aggregate, do not exceed the amount of such Qualified Birth or Adoption Distribution. To be eligible to make a Qualified Birth or Adoption Repayment, the Participant must be eligible to contribute to the Plan under Section 4.1 at the time the Qualified Birth or Adoption Repayment is made. If a Participant elects to make a Qualified Birth or Adoption Repayment, then the Participant is treated as having received the Qualified Birth or Adoption Distribution as an eligible rollover distribution under Code Section 402(c)(4), and as having transferred the amount of the Qualified Birth or Adoption Repayment to the Plan in a direct trustee-to-trustee transfer within 60 days of the distribution. Qualified Birth or Adoption Repayments must be repaid within three years from the date of the Qualified Birth or Adoption Distribution as described in Section 8.9.9.

This Section 4.9 shall be interpreted and administered in accordance with the requirements of Code Section 72(t)(2)(H)(v) and any authoritative guidance issued thereunder.

2.     Effective as of March 1, 2022, Subsections 8.9.9(a) and 8.9.9(b) of the Plan are hereby amended and replaced in their entirety, with the following new Subsections 8.9.9(a) and 8.9.9(b):

(a)            While in the employ of the Company or other Affiliate, a Participant may make a withdrawal from the vested portion of his Account, of an amount not less than $500 and not to exceed the Qualified Birth or Adoption Distribution Limit within one-year period beginning on the date on which (i) a child of the Participant is born or (ii) the legal adoption by the individual of an Eligible Adoptee is finalized. Such a withdrawal will be made on a pro-rata basis across all of the Participant’s Accounts.

(b)            To be eligible to receive a Qualified Birth or Adoption Distribution, (i) a Participant must present such evidence of an eligible birth or adoption as may be required by the Committee, or its delegate and certify to the Committee, or its delegate, that the Participant will include the name, age, and taxpayer identification number of such child or Eligible Adoptee on the taxpayer’s federal income tax return for the taxable year of the Qualified Birth or Adoption Distribution; (ii) the date of the Qualified Birth or Adoption Distribution request cannot exceed the one-year period from the date on which the child of the Participant is born or the Eligible Adoptee’s legal adoptee is finalized; (iii) the amount requested cannot exceed the Qualified Birth or Adoption Distribution Limit less any amounts previously distributed to the same birth or adoption with respect to the same child or Eligible Adoptee; and (iv) a Participant must attest that the Participant will retain and promptly provide all related documentation to the Committee, or its delegate, upon request.

3.     Effective as of March 1, 2022, the definition of “Eligible Adoptee” in subsection 8.9.9(e)(it) is hereby amended and replaced in its entirety with the following new definition:

(ii)            “Eligible Adoptee” means any individual (other than a child of the Participant’s spouse) who (1) has not attained age 18; or (2) is physically or mentally incapable of self-support. An individual is considered physically or mentally incapable of self-support if that individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to be of long-continued and indefinite duration

SECURE Act 2.0: Amend Required Minimum Distribution Age

4.     Effective as of January 1, 2023, Section 8.13 of the Plan is hereby amended and replaced, in its entirety, with the following new Section 8.13:

8.13            Minimum Distribution Requirements. The provisions of this Section 8.13 apply for purposes of determining required minimum distributions for calendar years that commence on or after January 1, 2023. Required minimum distributions that commenced before January 1, 2023, are governed by the terms of the Plan as then in effect. The requirements of this Section 8.13 will take precedence over any inconsistent provisions of the Plan. All distributions required under this Section 8.13 will be determined and made in accordance with Code Section 401(a)(9) and the Treasury Regulations issued thereunder, including the incidental death benefit distribution requirements of Code Section 401(a)(9)(G). Additional terms not otherwise defined in Article I are defined in Subsection 8.13.3.

Notwithstanding any other provision of the Plan, all benefits payable under the Plan shall be distributed, or commence to be distributed, in compliance with the following provisions. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Subsection 8.13.1 and 8.13.2. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Treasury Regulations.

This Section 8.13 is intended as good faith compliance with Sections 114 and 401 of the Setting Every Community Up for Retirement Enhancement Act of 2019 (the “SECURE Act”) and Section 107 of the SECURE 2.0 Act of 2022, enacted by Congress as Division T of the Consolidated Appropriations Act of 2023 (the “SECURE Act 2.0”). Accordingly, this Section shall be interpreted in a manner consistent with the SECURE Act and the SECURE Act 2.0 and any subsequent legislation and/or guidance issued thereunder which is herein incorporated by reference. Moreover, to the extent that there is any conflict between the provisions of Code section 401(a)(9) and the Regulations thereunder and any other provision in the Plan, the provisions of Code section 401(a)(9) and the Regulations thereunder will control.

8.13.1      Distributions to Participant. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date. During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of: (i) the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or (ii) if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s spouse’s attained ages as of the Participant’s and spouse’s birthdays in the Distribution Calendar Year.

Required minimum distributions will be determined under this Subsection 8.13.1 beginning with the first Distribution Calendar year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

8.13.2      Distributions to Beneficiary.

(a)            Beneficiary is a Surviving Spouse. If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, then distribution of the Participant’s interest to the surviving spouse will begin by December 31 of the calendar year next following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained (1) age 72 for a Participant who attains age 70 1/2 on or after January 1, 2020 and attains age 72 prior to January 1, 2023; or (2) the “applicable age” as defined in Code Section 401(a)(9)(C)(v) for a Participant who attains age 72 on or after January 1, 2023, if later, and the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient by dividing the Participant’s Account balance by:

(i)            if the Participant died before the date the distributions begin, the remaining Life Expectancy of the surviving spouse; or

(ii)           if the Participant died on or after the date that distributions begin, the longer of the remaining Life Expectancy of the Participant or the Life Expectancy of the Participant’s surviving spouse.

(b)            Beneficiary is an Eligible Child Beneficiary. If the Participant’s Designated Beneficiary is an Eligible Child Beneficiary, distribution of the Participant’s entire interest to the Eligible Child Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, and will be completed by no later than the tenth anniversary of the date that the Eligible Child Beneficiary reaches the age of majority within the meaning of Code Section 401(a)(9)(F), provided the child is not otherwise an Eligible Designated Beneficiary (such as a disabled individual as defined in Code Section 72(m)(7).

(c)            Beneficiary is an Eligible Designated Beneficiary other than a Surviving Spouse or Eligible Child Beneficiary. If an Eligible Designated Beneficiary other than a surviving spouse or Eligible Child Beneficiary is the Participant’s sole Designated beneficiary, then distribution of the Participant’s interest to the Eligible Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, and the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by:

(i)            if the Participant died before the date that distributions begin, the remaining Life Expectancy of the Eligible Designated Beneficiary; or

(ii)           if the Participant died on or after the date that distributions begin, the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Eligible Designated Beneficiary.

(d)            Beneficiary is Designated Beneficiary and not an Eligible Designated Beneficiary. If the Participant’s Beneficiary is a Designated Beneficiary, but is not an Eligible Designated Beneficiary, then distribution of the Participant’s entire interest to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died and will be completed by no later than the tenth anniversary of the date of the Participant’s death.

(e)            Beneficiary is not a Designated Beneficiary. If there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, distribution of the Participant’s entire interest will be completed no later than December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(f)            Death of Designated Beneficiary Before Distributions Begin. If the Participant’s Designated Beneficiary dies after the Participant but before distributions to the Designated Beneficiary begin, distribution of the Participant’s interest shall begin by December 31 of the calendar year immediately following the calendar year in which the Participant died and shall be completed as follows:

(i)            within 10 years from the date of the Participant’s death to any beneficiary designated by the Designated Beneficiary who is an individual;

(ii)           by December 31 of the calendar year containing the fifth anniversary of the Participant’s death to any beneficiary designated by the Designated Beneficiary that is not an individual; or

(iii)          by December 31 of the calendar year containing the fifth anniversary of the Participant’s death to the estate of the Designated Beneficiary if no beneficiary was designated by such Designated Beneficiary

(g)            For purposes of Subsections 8.13.2(a) and 8.13.2(c):

(i)            The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii)           The remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death reduced by one for each subsequent calendar year.

(iii)          The Eligible Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

For purposes of this Subsection 8.13.2, unless Subsection 8.13.2(a)(i) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If Subsection 8.13.2(a)(i) applies, distributions are considered to begin on the date that distributions are required to begin to the surviving spouse under Subsection 8.13.2(a).

If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date, or to the Participant’s surviving spouse before the date the distributions are required to begin to the surviving spouse under Subsection 8.13.2(a), the date that distributions are considered to begin is the date distributions actually commence.

8.13.3       Definitions.

(a)            “Designated Beneficiary” means the individual or trust who is designated as the Beneficiary under Section 8.5 and is the designated beneficiary under Code Section 401(a)(9) and Section 1.401(a)(9)-4, Q&A-1, -4 and -5 of the Treasury Regulations.

(b)            “Distribution Calendar Year” means a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Subsection 8.13.2. The required minimum distribution for the Participant’s first Distribution Calendar year will be made on or before the Participant’s Required Beginning Date. The required minim distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(c)            “Eligible Child Beneficiary” means a child of the Participant who has not reached majority within the meaning of Code Section 401(a)(9)(F) at the time of the Participant’s death.

(d)            “Eligible Designated Beneficiary” means a Designated Beneficiary who is an eligible designated beneficiary under Code Section 401(a)(9)(E), including (A) the surviving spouse of the Participant; (B) Eligible Child Beneficiary; (C) an individual who is disabled within the meaning of Code Section 72(m)(7); (D) an individual who has been certified as chronically ill within the meaning of Code Section 7702B(c)(2) in accordance with the requirements of Code Section 401(a)(9)(E)(IV); (E) any other individual who is not more than 10 years younger than the Participant; or (F) certain trusts to the extent appropriate pursuant to Code Section 401(a)(9)(H)(iv) and (v).

(e)            “Life Expectancy” means the life expectancy as computed by use of the Singe Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.

(f)            “Participant’s Account Balance” means the Account balance as of the last Accounting Date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any Contributions made and allocated or forfeitures allocated to the Account balance as of dates in the valuation calendar year after the Accounting Date and decreased by distributions made in the valuation calendar year after the Accounting Date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar year if distributed or transferred in the valuation calendar year.

(g)            “Required Beginning Date” means the first day of April of the calendar year following the later of the calendar year in which the participant terminates employment with the Employer or the calendar year in which the Participant attains: (1) age 72 for a Participant who attains age 70 1/2 on or after January 1, 2020 and attains age 72 prior to January 1, 2023 (70 1/2 for a Participant who attained age 70 1/2 prior to January 1, 2020); or (2) the “applicable age” as defined in Code Section 401(a)(9)(C)(v) for a Participant who attains age 72 on or after January 1, 2023. Notwithstanding the preceding, the “Required Beginning Date” for a Participant who is a five percent owner (as defined in Code section 416) shall be April 1 of the calendar year following the calendar year in which the Participant (A) attains age 72 for a Participant who attains age 70 1/2 on or after January 1, 2020 and attains age 72 prior to January 1, 2023 (70 1/2 for a Participant who attained age 70 1/2 prior to January 1, 2020) or (B) the “applicable age” as defined in Code Section 401(a)(9)(C)(v) for a Participant who attains age 72 on or after January 1, 2023. By way of example but not limitation for future years, the “applicable age” as of January 1, 2023 is age 73. A Participant will be treated as a five percent owner (as defined in Code section 416) as to the Plan Year ending in the calendar year the Participant attains (I) age 72 for required minimum distributions beginning with the 2020 calendar year and prior to the 2023 calendar year and (II) the “applicable age” as defined in Code Section 401(a)(9)(C)(v) for required minimum distributions beginning with the 2023 calendar year.

As amended hereby, the Savings Plan is hereby specifically ratified and reaffirmed in its entirety.

To record this Ninth Amendment, the undersigned member of the Committee and officer of Enbridge Employee Services, Inc., pursuant to the authorization of the Committee, hereby approves, ratifies, confirms and executed the Ninth Amendment on this ___ day of February, 2024, to be effective as stated herein.

By:	/s/ Melissa Moye

Name:	Melissa Moye

Senior Vice President and Chief Human Resources and Inclusion Officer

Date: